Walmart reports Q1 FY17 EPS of $0.98,
EPS and Walmart U.S. comp sales exceed guidance

Total revenue was $115.9 billion. On a constant currency basis[1], total revenue was $119.4 billion, an increase of 4.0%.
"We are pleased to see the U.S. comp result, strong performance outside the U.S., membership trends in Sam's Club and EPS results versus guidance. In addition, we are focused on building the e-commerce capabilities we need to drive growth to a higher level and deliver the seamless shopping experience for customers they desire. Another highlight is the improved inventory position that contributed to strong cash flow performance. We're off to a good start for the year. "

Walmart U.S. delivered positive comp sales for the seventh consecutive quarter, up 1.0%, driven by the sixth consecutive quarter of positive traffic, up 1.5%. Neighborhood Market comp sales increased approximately 7.1%. Customer experience scores continued to improve.

Net sales at Walmart International reached $28.1 billion. Excluding currency[1], net sales were $31.6 billion, an increase of 4.3%, and operating income increased 22%.
Globally, on a constant currency basis, e-commerce sales and GMV increased 7.0% and 7.5%, respectively.
Operating cash flow was $6.2 billion and free cash flow[1] was $4.0 billion, both higher than last year due to solid operating performance and improved working capital management.

Consolidated operating income declined 7.1%, as planned investments in people and technology, as well as currency exchange rate fluctuations impacted results. Excluding currency[1], operating income decreased by 4.6%.

(Amounts in millions, except as noted)	Doug McMillon, President and CEO, Wal-Mart Stores, Inc.

Key results

	Q1 FY17	Q1 FY16	Change

Revenue	$115,904	$114,826	$1,078	0.9%
Revenue (constant currency)[1]	$119,426	$114,826	$4,600	4.0%
Operating income	$5,275	$5,680	-$405	-7.1%
Operating income (constant currency)[1]	$5,416	$5,680	-$264	-4.6%

Free Cash Flow			Shareholder Returns
	Q1 FY17	$ Change		Q1 FY17	% Change
Operating cash flow	$6,193	$1,747	Dividends	$1,573	-0.4%
Capital expenditures	$2,209	$6	Share repurchases[2]	$2,735	876.8%
Free cash flow[1]	$3,984	$1,741	Total	$4,308	131.7%

Guidance
"We are proud of the overall results in the first quarter, and there is momentum in many parts of the business. Based on our views of the global operating environment, and assuming currency exchange rates remain at current levels, we expect second quarter fiscal 2017 earnings per share to range between $0.95 and $1.08," said Brett Biggs, Wal-Mart Stores, Inc. executive vice president and CFO. "Additionally, we expect comp sales for Walmart U.S. to be about +1.0 percent, and Sam's Club, without fuel, to be slightly positive for the 13-week period ending July 29, 2016," added Biggs.

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $14.7 billion remaining of $20 billion authorization approved in October 2015. The company repurchased approximately 41 million shares in Q1 FY17.

NYSE: WMT	May 19, 2016	stock.walmart.com

U.S.	Q1 FY17	Q1 FY16	Change
Net sales	$73,295	$70,245	$3,050	4.3%
Comp sales[1]	1.0%	1.1%	-10 bps	N/A
Traffic	1.5%	1.0%	50 bps	N/A
Ticket	-0.5%	0.1%	-60 bps	N/A
E-commerce	~20 bps	~20 bps	0 bps	N/A
Operating income	$4,232	$4,639	-$407	-8.8%

	Q1 FY17	Q1 FY16	Change

Net sales	$28,083	$30,278	-$2,195	-7.2%
Net sales (constant currency)[2]	$31,581	$30,278	$1,303	4.3%
Operating income	$1,164	$1,070	$94	8.8%
Operating income (constant currency)[2]	$1,305	$1,070	$235	22.0%

	Q1 FY17	Q1 FY16	Change

Net sales	$13,608	$13,479	$129	1.0%
Comp sales (ex. fuel)[1,2]	0.1%	0.4%	-30 bps	N/A
Traffic	-0.2%	-0.2%	0 bps	N/A
Ticket	0.3%	0.6%	-30 bps	N/A
E-commerce	~60 bps	~40 bps	20 bps	N/A
Operating income	$413	$427	-$14	-3.3%

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 260 million customers and members visit our 11,527 stores under 63 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2016 revenue of $482.1 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Pauline Mohler (479) 277-0218

Media Relations contact
Randy Hargrove (800) 331-0085

1 13-week period ended Apr. 29, 2016, compared to 13-week period ended May 1, 2015.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	May 19, 2016	stock.walmart.com

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review the business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

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NYSE: WMT	May 19, 2016	stock.walmart.com

Forward Looking Statements

This release contains statements as to Walmart management's guidance regarding the diluted earnings per share from continuing operations attributable to Walmart for the three months ending July 31, 2016, and Walmart U.S.'s comparable store sales and Sam's Club's comparable club sales, excluding fuel, for the 13 weeks ending July 29, 2016. Walmart believes such statements are "forward-looking statements" as defined in, and they are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided and the underlying assumptions and management's expectations noted above as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•
factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which Walmart operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and changes in tax rates, trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks;

•	Walmart's expenditures for FCPA and compliance related costs; and

•	outcomes of and costs incurred in legal proceedings to which Walmart is a party.

Such risks, uncertainties and factors also include the risks relating to Walmart's operations and financial performance discussed in Walmart's most recent annual report on Form 10-K filed with the SEC. You should read this release in conjunction with that annual report on Form 10-K and Walmart's quarterly reports on Form 10-Q and current reports on Form 8-K subsequently filed with the SEC. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecast or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Dollars in millions, except per share data)	2016	2015	Percent Change
Revenues:
Net sales	$114,986	$114,002	0.9%
Membership and other income	918	824	11.4%
Total revenues	115,904	114,826	0.9%
Costs and expenses:
Cost of sales	86,544	86,483	0.1%
Operating, selling, general and administrative expenses	24,085	22,663	6.3%
Operating income	5,275	5,680	(7.1)%
Interest:
Debt	499	523	(4.6)%
Capital lease and financing obligations	86	320	(73.1)%
Interest income	(24)	(19)	26.3%
Interest, net	561	824	(31.9)%
Income before income taxes	4,714	4,856	(2.9)%
Provision for income taxes	1,498	1,573	(4.8)%
Consolidated net income	3,216	3,283	(2.0)%
Consolidated net income attributable to noncontrolling interest	(137)	58	(336.2)%
Consolidated net income attributable to Walmart	$3,079	$3,341	(7.8)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.98	$1.03	(4.9)%
Diluted net income per common share attributable to Walmart	$0.98	$1.03	(4.9)%

Weighted-average common shares outstanding:
Basic	3,144	3,231
Diluted	3,154	3,243

Dividends declared per common share	$2.00	$1.96

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in millions)	April 30,	January 31,	April 30,
ASSETS	2016	2016	2015
Current assets:
Cash and cash equivalents	$7,597	$8,705	$7,759
Receivables, net	5,187	5,624	5,813
Inventories	44,513	44,469	46,310
Prepaid expenses and other	1,800	1,441	2,251
Total current assets	59,097	60,239	62,133
Property and equipment:
Property and equipment	178,296	176,958	176,403
Less accumulated depreciation	(68,509)	(66,787)	(64,252)
Property and equipment, net	109,787	110,171	112,151
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	11,667	11,096	7,090
Less accumulated amortization	(4,960)	(4,751)	(3,556)
Property under capital lease and financing obligations, net	6,707	6,345	3,534

Goodwill	16,751	16,695	17,531
Other assets and deferred charges	6,363	6,131	5,398
Total assets	$198,705	$199,581	$200,747

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$3,813	$2,708	$799
Accounts payable	37,997	38,487	37,224
Dividends payable	4,723	—	4,741
Accrued liabilities	19,605	19,607	18,685
Accrued income taxes	1,328	521	1,707
Long-term debt due within one year	2,257	2,745	6,041
Capital lease and financing obligations due within one year	559	551	427
Total current liabilities	70,282	64,619	69,624

Long-term debt	37,151	38,214	38,867
Long-term capital lease and financing obligations	6,242	5,816	4,097
Deferred income taxes and other	7,272	7,321	8,169

Commitments and contingencies

Equity:
Common stock	313	317	323
Capital in excess of par value	1,720	1,805	2,354
Retained earnings	84,145	90,021	82,492
Accumulated other comprehensive income (loss)	(10,995)	(11,597)	(8,595)
Total Walmart shareholders’ equity	75,183	80,546	76,574
Nonredeemable noncontrolling interest	2,575	3,065	3,416
Total equity	77,758	83,611	79,990
Total liabilities and equity	$198,705	$199,581	$200,747

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Dollars in millions)	2016	2015
Cash flows from operating activities:
Consolidated net income	$3,216	$3,283
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,388	2,319
Deferred income taxes	(122)	(159)
Other operating activities	(33)	239
Changes in certain assets and liabilities:
Receivables, net	494	782
Inventories	264	(1,475)
Accounts payable	(234)	(319)
Accrued liabilities	(590)	(919)
Accrued income taxes	810	695
Net cash provided by operating activities	6,193	4,446

Cash flows from investing activities:
Payments for property and equipment	(2,209)	(2,203)
Proceeds from the disposal of property and equipment	89	68
Proceeds from disposal of certain operations	—	—
Other investing activities	1	22
Net cash used in investing activities	(2,119)	(2,113)

Cash flows from financing activities:
Net change in short-term borrowings	1,065	(741)
Proceeds from issuance of long-term debt	127	43
Payments of long-term debt	(2,013)	(915)
Dividends paid	(1,573)	(1,579)
Purchase of Company stock	(2,735)	(280)
Dividends paid to noncontrolling interest	(57)	(69)
Purchase of noncontrolling interest	(126)	(70)
Other financing activities	(120)	(84)
Net cash used in financing activities	(5,432)	(3,695)

Effect of exchange rates on cash and cash equivalents	250	(14)

Net increase (decrease) in cash and cash equivalents	(1,108)	(1,376)
Cash and cash equivalents at beginning of year	8,705	9,135
Cash and cash equivalents at end of period	$7,597	$7,759

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Walmart U.S.	$73,295	$70,245	4.3%	$4,232	$4,639	-8.8%
Walmart International	28,083	30,278	-7.2%	1,164	1,070	8.8%
Sam's Club	13,608	13,479	1.0%	413	427	-3.3%
Corporate and support	—	—	0.0%	-534	-456	-17.1%
Consolidated	$114,986	$114,002	0.9%	$5,275	$5,680	-7.1%

U.S. comparable store sales results

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/29/2016	5/1/2015	4/29/2016	5/1/2015	4/29/2016	5/1/2015
Walmart U.S.	1.0%	1.1%	1.0%	1.1%	0.0%	0.0%
Sam's Club[1]	0.1%	0.4%	-1.9%	-3.8%	-2.0%	-4.2%
Total U.S.	0.8%	1.0%	0.5%	0.2%	-0.3%	-0.8%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Free cash flow was $4.0 billion and $2.2 billion for the three months ended April 30, 2016 and 2015, respectively. The increase in free cash flow was primarily due to improved working capital management.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2016	2015
Net cash provided by operating activities	$6,193	$4,446
Payments for property and equipment (capital expenditures)	(2,209)	(2,203)
Free cash flow	$3,984	$2,243

Net cash used in investing activities[1]	$(2,119)	$(2,113)
Net cash used in financing activities	$(5,432)	$(3,695)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions, if any, until the acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to understand better Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2016.

	Three Months Ended April 30,
	Walmart International		Consolidated
(Dollars in millions)	2016	Percent Change	2016	Percent Change
Total revenues:
As reported	$28,356	(7.2)%	$115,904	0.9%
Currency exchange rate fluctuations[1]	3,522		3,522
Constant currency total revenues	$31,878	4.4%	$119,426	4.0%

Net sales:
As reported	$28,083	(7.2)%	$114,986	0.9%
Currency exchange rate fluctuations[1]	3,498		3,498
Constant currency net sales	$31,581	4.3%	$118,484	3.9%

Operating income:
As reported	$1,164	8.8%	$5,275	(7.1)%
Currency exchange rate fluctuations[1]	141		141
Constant currency operating income	$1,305	22.0%	$5,416	(4.6)%
1 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sam's Club Sales Measures
The comparable club sales of the company's Sam's Club operating segment ("Sam's Club") for the 13-week periods ended April 29, 2016 and May 1, 2015, in each case calculated by excluding Sam's Club's fuel sales for such periods (the "Sam's Club Comparable Sales Measures"), is a non-GAAP financial measure as defined by the SEC's rules. We believe the Sam's Club comparable club sales for the historical periods for which the corresponding Sam's Club Comparable Sales Measures are presented calculated by including fuel sales are the financial measures computed in accordance with GAAP most directly comparable to the respective Sam’s Club Comparable Sales Measures.

We believe that the presentation of the Sam's Club Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Sam's Club's comparable club sales for the periods presented.

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